Exhibit 16.1

March 5, 2012

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re:

Fuel Doctor Holdings, Inc.

Commission File Number: 333-161052

Commissioners:

We have read Item 4.01 of Form 8-K dated March 5, 2012, of Fuel Doctor Holdings, Inc. (the “Company”) and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits of consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended.

/s/Li & Company, PC

Li & Company, PC